Exhibit 5.1

Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730

July 15, 2014	Main Tel +1 713 238 3000
Main Fax +1 713 238 4888
www.mayerbrown.com

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, Colorado 80202

Dear Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3ASR (the “Registration Statement”) of Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company (“BCEOC”), Bonanza Creek Energy Resources, LLC, a Delaware limited liability company (“BCER”), Bonanza Creek Energy Upstream LLC, a Delaware limited liability company (“BCEU”), Bonanza Creek Energy Midstream, LLC, a Delaware limited liability company (“BCEM”), and Holmes Eastern Company, LLC, a Delaware limited liability company (“HEC,” and together with BCEOC, BCER, BCEU and BCEM, the “Subsidiary Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of up to $400 million of senior debt securities of the Company (the “Senior Notes”) and (ii) the guarantees (the “Guarantees”) of the Subsidiary Guarantors of the Senior Notes, certain legal matters in connection with the Senior Notes are being passed upon for you by us. The Senior Notes will be issued under an indenture, the form of which has been filed as an exhibit to the Registration statement (the “Indenture”), to be entered into among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Third Amended and Restated Bylaws of the Company, as amended to date, (ii) the Certificate of Formation and Amended and Restated Operating Agreement of each of the Subsidiary Guarantors, (iii) the Registration Statement, (iv) the Indenture and (v) certificates of public officials and of representatives of the Company. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

On the basis of the foregoing, we are of the opinion that:

1.                                      The Senior Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

2.                                      The Guarantees of the Subsidiary Guarantors constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

This opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law and the Limited Liability Act of the State of Delaware and such applicable provisions of the Delaware Constitution).

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,